Exhibit 99.1

Executive Contact:	Investor Relations Contacts:
Gary Suttle	Andrea Miner
Chief Executive Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Announces Second Quarter Fiscal 2004 Results

Tempe, Ariz., July 29, 2004/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO) today reported results for the second quarter, ended June 30th, 2004. Net sales during the quarter were $54.7 million versus $56.5 million in the year-ago quarter. Rockford reported a loss per share during the period of $(0.27) compared to earnings of $0.20 per share in the second quarter of 2003. The loss compares favorably to Rockford’s prior guidance for a loss of between $(0.29) and $(0.34) per share.

Rockford noted that included in its results were approximately $(0.07) per share, after taxes, of one-time charges related to the refinancing of Rockford’s Hilco credit facility. These charges were not anticipated as part of Rockford’s prior guidance. Rockford used the proceeds of the convertible offering, announced earlier in the quarter, to repay the $4 million junior term loan with Hilco. This cures the default of the Hilco facility as well as the cross default of the Congress facility.

Gary Suttle, president and chief executive officer of Rockford said, “In addition to continuing to see strong consumer demand for our core products in a soft market environment, we believe we made excellent progress toward improving our efficiency and profitability during the second quarter. While we showed a loss for the quarter, it was smaller than expected and we had positive operating earnings in the month of June. As we recover from product availability bottlenecks, we will be able to put more focus on restoring gross margins and reducing our inventory levels. We also recognize the need to strengthen our planning process and to strategically re-examine each of our businesses to assure that we are positioned for profitable growth in 2005 and beyond.”

Mr. Suttle continued, “We have worked diligently to address the issues that caused our production disruptions and the resulting drop in our profitability during the first quarter. Additionally, we have taken steps to improve our liquidity, including changing our accounts payable terms to be more in-line with standard industry practice and completing a significant piece of convertible subordinated debt as announced during June 2004.”

Gross margin during the second quarter decreased by 860 basis points to 27.3% of sales versus the year-ago level of 35.9%. This decline was attributable to the lingering impact of the first quarter’s disruption in manufacturing. Even so, Rockford saw tangible improvement in a number of areas related to this issue over the course of the quarter, including reduced use of expedited freight, lower per unit labor costs, and a lower level of unabsorbed manufacturing variances. As a result, gross margin showed an increase of 710 basis points from the 20.2% gross margin reported in the first quarter of 2004.

Selling, General, and Administrative expenses were $16.9 million or 30.9% of sales during the quarter, versus 31.0% in the prior year’s period. This was in line with Rockford’s expectation.

Inventories at the close of the quarter were $50.1 million versus $38.8 million at the same time last year. Rockford continues to work towards improving its inventory turns.

Days’ Sales Outstanding decreased to 70.6 days versus 79.6 days in the year-ago period. Rockford is satisfied that the quality of its receivables is good, and that reserve levels are appropriate.

Mr. Suttle concluded, “It is our belief that we will continue to capture market share in this difficult environment. Our core products are excellent, our brands remain strong, and the market is clearly hungry for our product. We also feel that the business is turning a corner, our strategic position is strong, and our performance in the second half of 2004 will allow us to end the year with an improved financial and operational posture.”

About Rockford Corporation

Rockford is a designer, manufacturer, and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart, Q-Logic, InstallEdge.com, Omnifi and SimpleDevices brand names. Rockford’s professional audio and home theatre products are marketed under the Hafler, Fosgate Audionics, MB Quart, and Omnifi brand names.

Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

We have completed the introduction of new products that replaced a substantial portion of our core Rockford-Fosgate product line. Although we experienced strong initial demand for these products, production delays kept us from filling all of this demand. We undertook significant efforts to make up for the production delays and incurred significantly increased costs as a result. Despite our efforts, we were not able to satisfy all of the initial demand and we expect we have lost some sales as a result, particularly in international markets. As a result of our poor financial performance, our ability to fund all of our working capital requirements is under stress. In addition, overall demand for aftermarket mobile audio products continues to be weak and it is not clear whether our core consumers are ready to increase their spending on mobile audio.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the

Fiscal Year ended December 31, 2003, filed with the SEC on March 30, 2004. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our sales or earnings to fall below our expectations. Our actual results may differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Consolidated Statements of Operations Data, Second Quarter Results

For the Three Months Ended June 30, 2004 and June 30, 2003
($000s omitted except per share amounts)

	Actual
	Three Months Ended
	June 30,
	2004	2003

Net sales	$54,686	$56,500
Cost of goods sold	39,744	36,241

Gross profit	14,942	20,259
Selling, general, and administrative	16,935	17,493

Operating income	(1,993)	2,766
Interest and other (income) expense, net	1,085	(285)

Income before income taxes	(3,078)	3,051
Income tax expense	(520)	1,302

Net income before Minority Interest	$(2,558)	$1,749

Minority Interest	(96)	(85)

Net Income	$(2,462)	$1,834

Net income per share:
Basic	$(.27)	$0.21

Diluted	$(.27)	$0.20

Shares used to calculate net income per share:
Basic	9,026	8,829

Diluted	9,026	9,188

Rockford Corporation
Consolidated Balance Sheets
At June 30, 2004 and June 30, 2003
($000s)

	June 30,	June 30,
	2004	2003
ASSETS
Current assets:
Cash	$—	$755
Accounts receivable, net	42,875	50,016
Inventories, net	50,109	38,796
Prepaid expenses and other current assets	17,026	10,284

Total current assets	110,010	99,851
Property and equipment, net	16,437	16,701
Goodwill, net	7,060	7,067
Other long term assets	3,718	1,922

Total assets	$137,225	$125,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank Overdraft	$440	—
Accounts payable	28,425	18,463
Short term debt and current portion of long term debt[1]	25,668	21,843
Accrued warranty	5,828	4,952
Other accrued liabilities	9,169	10,689

Total current liabilities	69,530	55,947
Notes payable and long-term debt, less current portion	12,036	100
Capital lease obligations, less current portion	—	923
Minority Interest	234	679
Stockholders’ equity:
Common stock	90	89
Additional paid-in-capital	36,753	35,619
Retained Earnings	15,667	30,085
Accumulated other comprehensive income / (expense)	2,915	2,099

Total stockholders’ equity	55,425	67,892

Total liabilities and stockholders’ equity	$137,225	$125,541

[1]	The Congress Facility requires that Rockford maintain blocked lock box accounts, whereby Congress takes possession of all cash receipts and these amounts are applied to reduce the debt outstanding. In accordance with EITF 95-22:Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement, the outstanding balance as at June 30, 2004 on the Congress Facility is recorded as short—term.